EXHIBIT (c)(2)




Confidential Presentation

to the

Special Committee of

Project Grocery

regarding a

Fairness Opinion



BNY Capital Markets, Inc.

July 2, 2001




















Confidential


BNY Capital Markets, Inc.

Table of Contents
	Page

Transaction Overview	2

BNY Due Diligence	3

General Observations Regarding ERS	6

General Observations Regarding PSI	11

Summary of Issues Regarding
Fairness	16

Stand-Alone Valuation of ERS	17

Valuation of ERS	18

Comparative Transaction Approach	19

Comparative Company Approach	23

Premium Analysis	27

Valuation	28
Appendix A
I)	Valuation Analysis - Utilizing PSI's Financial Results
for the Latest Twelve Months Ended March 31, 2001
II)	Valuation Analysis - Utilizing Management's "Worst Case"
Scenario
III) Valuation Analysis - Utilizing Management's "Best Case"
Scenario







Confidential

BNY Capital Markets, Inc.

Preface

This report has been prepared by BNY Capital Markets, Inc. ("BNY") in connection with BNY's opinion to be rendered to the Special Committee of the Board of Directors of Electronic Retailing Systems International, Inc. (the "Special Committee") as to the fairness from a financial point of view of a proposal which has been made by certain directors and other shareholders of Electronic Retailing Systems International, Inc. ("ERS" or the "Company"), acting through Systems Holding, Inc. ("Holdco"), an entity controlled by them (the "Investor Group"), to merge with ERS, with each share of ERS common stock (other than those shares owned by the Investor Group) to be converted into and represent the right to receive cash payment from Holdco of $.26 (the "Transaction"). The material in this report and all analyses contained herein are confidential and are solely for the use of the Special Committee and the Board of Directors in its consideration of the Transaction and may not be used for any other purpose.

In the course of our activities as a financial advisor to the Special Committee, BNY received and reviewed business and financial information on the Company and NewCheck Corporation d/b/a Productivity Solutions, Inc. ("PSI") and held discussions with representatives of ERS and PSI regarding this information. We have not independently verified the accuracy of any such information and have relied on all such information as being complete and accurate in all material respects. In addition, we have not obtained any independent appraisal of the properties or assets of ERS or PSI.

BNY has employed several analytical methodologies herein and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and limitations, and the nature of the available information may further affect the value of particular techniques. Our conclusion is based on all the analyses and factors presented herein taken as a whole and also on application of our experience. A conclusion such as this often involves significant elements of judgment and qualitative as well as quantitative analysis. Hence, we express no opinion as to the probative force, standing alone, of any one or more parts of the material that follows. Our



Confidential

BNY Capital Markets, Inc.

only opinion is the formal written opinion that we have expressed or will express as to the fairness to the shareholders of the Company (other than officers or directors of the Company or the Investor Group and their respective affiliates who participate in the Transaction as investors), from a financial point of view, of the Transaction. The opinion, the analyses contained herein and all conclusions drawn from such analyses are necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of this presentation, and on information available to us as of the date hereof.
Transaction Overview

 .	The Company received a proposed term sheet (the "Proposed
Term Sheet") from the Investor Group.

 .	The Company created a Special Committee to review the
Proposed Term Sheet and to report to the Company's Board of Directors.

 .	The transaction outlined in the Proposed Term Sheet would be effected by means of a merger of a wholly-owned subsidiary of Holdco with ERS, following a re-classification of the shares of common stock., $.01 par value ("Common Stock"), of ERS contemporaneously contributed to Holdco into shares of class B common stock, $.01 par value ("Class B Common
Stock"), of ERS. Consummation of the transaction outlined in the Proposed Term Sheet would result in the holders of Common Stock, which includes all shares not owned by the Investor Group, receiving $.24 in cash for each share owned by them.

 .	At a meeting on June 29, 2001, between members of the
Investor Group and the Special Committee, the Investor Group offered to increase the cash payment per share of Common
Stock from $.24 to $.26.

 .	The Investor Group would also assume all ERS liabilities
including but not limited to (i) an estimated $1.5 million cash deficit to fund the winding down of the ESL business;
and (ii) $10.0 million in principal amount of Senior Secured



Confidential

BNY Capital Markets, Inc.

Notes plus accrued interest, for which Holdco has received verbal agreement based on a term sheet from approximately 98% of bondholders to repurchase the Senior Secured Notes for $500, in cash, per $1,000 principal amount plus 50% of accrued and unpaid interest and 5.0% of the fully diluted shares of Holdco, with the first approximately $2.7 million due and payable upon consummation of the Proposed Term Sheet and the second tranche of approximately $2.7 million plus 50% of accrued and unpaid interest due and payable in August 2004.
 BNY Due Diligence

Below is a summary of BNY's prior experience with ERS and PSI:

 .	In July 2000, BNY advised ERS in restructuring its $147.3
million 13.25% Senior Discount Notes Due 2004.

 .	In February 2000, BNY advised ERS in purchasing $6.5
million of PSI's Series C Convertible Preferred Stock and
Convertible Debentures.

 .	In May 1998, BNY (Patricof) placed $17.1 million of
Series B Convertible Preferred Stock on behalf of PSI.

 .	In 1996, BNY (Patricof) acted as financial advisor to ERS
with respect to the structuring and execution of a $147.3 million offering of 13.25% Senior Discount Notes Due
2004.

 During the course of the current engagement, BNY has spoken with ERS and PSI officers and directors as well as the Company's law firm. Such contacts have included:

 		ERS/PSI
 		-------
 		Norton Garfinkle. . . . . . . . . . Chairman
 		Bruce F. Failing, Jr. . . . . . . . Vice Chairman and
 Chief Executive
  																	Officer
 		Michael B. Persky . . . . . . . . . President and Chief
 																	Operating Officer
 		Jerry P. McAuliffe. . . . . . . . . Vice President and
 																	Chief Financial
 																	Officer

 Confidential

 BNY Capital Markets, Inc.

 		Patty Pepper. . . . . . . . . . . . Vice President of
 																	Operations
 		Norman Tsang. . . . . . . . . . . . Vice President of
 																	Marketing
 		Michael Lee . . . . . . . . . . . . Vice President of
 																	Engineering
 		Krugman & Kailes LLP
 		--------------------
 		Howard Kailes, Esq. . . . . . . . . Partner

 Documents Reviewed and Discussed

 .	The Proposed Term Sheet

 .	Draft ERS Merger Agreement

 .	The Shareholders Agreement between Norton Garfinkle and
Bruce Failing

 .	Relevant customer agreements and contracts of PSI
- Purchase Agreement with Giant Eagle, Inc.
- Weis Markets, Inc. letter dated July 31, 2000 outlining planned installations of PSI's automated checkout machines ("ACM")
- Document of Understanding with IBM Corporation dated
April 25, 2001
- Draft term sheet with Silicon Valley Bank
- Draft term sheet between Holdco and Mackay Shields, LLC

 .	Public Filings of the Company
- 10-K's for the years ended December 31, 1997, 1998, 1999,
2000
- Proxy Statement dated September 15, 2000
- Schedule 13D dated April 30, 2001
- 10-Q for the quarter ended March 31, 2001

 .	ERS and PSI Data
- PSI Board of Directors packages dated February 2, 2001
and June 5, 2001
- PSI's forecast for the fiscal year ending December 31, 2001, prepared by Jerry P. McAuliffe, the Chief Financial
Officer of ERS and PSI
- Other internal Company and PSI financial statements
(historic, current and prospective)
- ERS and PSI product descriptions
Confidential
BNY Capital Markets, Inc.

 .	Trading history of ERS Common Stock

 .	Public filings and other data for companies used for
comparative purposes

 Diligence Trips
- ERS headquarters in Norwalk, CT
- PSI headquarters in Jacksonville, Florida (twice)
- MarkeTechnics 2001 Food Marketing Institute convention in
New Orleans, Louisiana
- Various self checkout installation sites of PSI and Optimal Robotics Corporation ("Optimal")
































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BNY Capital Markets, Inc.

General Observations Regarding ERS

 .	The Company was incorporated in 1993 under the laws of the
State of Delaware as a holding company for the business and assets of ERS (incorporated in 1990 under the laws of Connecticut), and an affiliated partnership.

 .	Since its inception, the Company has been engaged primarily
in the development, design and market testing of electronic shelf labeling ("ESL") systems.

 .	ERS has sustained net losses and negative cash flows from
operations since its inception, and as a result, restructured its debt in 1999 and 2000 in the following manner:
- Repurchased $69.9 million aggregate principal amount at maturity of Senior Secured Notes in open market transactions for $11.7 million;

- Repurchased $1.1 million aggregate principal amount at maturity of Senior Secured Notes as the result of a tender offer for $.2 million;

- Exchanged $76.4 million principal amount at maturity of Senior Secured Notes for an aggregate of $13.8 million in cash, approximately $10.0 million principal amount of Guaranteed Secured Notes and 39,985 shares of newly issued Convertible Preferred Stock with a liquidation preference of $100 per share.

 .	Holdco is currently in discussions with ERS' bondholders to
restructure its existing $10.0 million principal amount of Senior Secured Notes, and has received verbal agreement from approximately 98% of bondholders based on a term sheet to repurchase the Senior Secured Notes for $500, in cash, per $1,000 principal amount plus 50% of accrued and unpaid interest and 5.0% of the fully diluted shares of Holdco, with the first approximately $2.7 million due and payable upon consummation of the transaction outlined in the Proposed Term Sheet and the second tranche of approximately
$2.7 million plus 50% of accrued and unpaid interest due and payable in August 2004.


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BNY Capital Markets, Inc.

 .	The Company and its competitors have been unable to
penetrate the ESL market, estimating that, as of December 31, 2000, approximately 225 stores in the United States were operating shelf labeling systems out of approximately 31,500 supermarkets in the United States.

 .	In February 2000, ERS acquired an interest in PSI by
purchasing shares of Series C Convertible Preferred Stock and Convertible Debentures for an aggregate purchase price of $6.5 million. ERS entered into a management contract with PSI and received 1,110,000 warrants as part of the compensation (of which 260,000 have been allocated to ERS employees). ERS also received milestone warrants for up to 15% of PSI's fully diluted shares if certain enterprise value thresholds for PSI are achieved (of which approximately 4% have been allocated to ERS' employees).
PSI is engaged in the development and commercialization of retailing productivity solutions, namely self-checkout systems, for use in supermarkets and other retail environments.

 .	ERS announced on May 2, 2001 it has commenced the winding
down of its ESL business as a result of apparent insufficient interest from the retail community for the ESL systems to justify or attract further economic investment in the reasonably foreseeable future.


















Confidential

BNY Capital Markets, Inc.

General Observations Regarding ERS
Event History Chart

				Closing
Date			Price			Event History
----			-------			-------------
5/2/01	$0.14	ERS announces the winding down of its
ESL operations and the formation of a
special board committee to consider a
proposal form an Investor Group to
purchase shares of ERS Common Stock not
contributed by them for $.24 per share.

2/16/00	$0.94	The Company purchases an ownership
interest in PSI for $6.5 million and
enters into a management agreement to
manage PSI's operations.

11/17/99-	$1.03-	The Company restructures $147.3 million
  7/6/00	  $0.69	in 13.25% Senior Discount Notes Due 2004
through open market purchases and a
tender offer.

11/6/98	$3.38	The Company's common stock is delisted
from the Nasdaq National Market for not
meeting the minimum bid requirements.

4/30/98	$4.00	ERS and Telepanel Systems, Inc. announce
the termination of their previously
announced agreement to merge.

3/6/98	$3.81	The Company announces lower than
expected earnings.

1/29/98	$4.88	The Company receives the "Best Emerging
Technology" award by the Alternative
Investment Market in the United Kingdom.

10/29/97	$6.38	ERS announces it will buy Telepanel
Systems, Inc. for $62.8 million.

8/13/97	$6.00	ERS announces the appointment of three
new executives for the COO, CFO, and CTO positions.

Confidential


BNY Capital Markets, Inc.

General Observations Regarding ERS
Event History Chart

				Closing
Date			Price			Event History
----			-------			-------------
1/21/97	$4.75	Issuance of $100 million senior discount
notes and warrants.

7/11/96	$2.13	ERS completes an offshore public
offering and a private placement of
common stock for total proceeds of $12.0 million.

3/31/95	$5.63	The Company enters into a $5.0 million
revolving credit facility with its
principle shareholders and certain
members of its board of directors.

10/21/94	$6.50			ERS lowers earnings estimates.

8/15/94	$7.00	The Company receives up to $5.0 million
in debt financing form the Connecticut
Department of Economic Development.

4/1/94	$9.50	ERS loses a bid to install its ESL
product in First National Supermarket to Telepanel Systems

2/14/94	$10.50	Investors' Business Daily reports the
electronic shelf labeling industry is a
large, untapped market with strong
potential.

4/30/93	$13.00	The Company completes its initial public
offering of 1.6 million shares of common stock at $13.00 per share.








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BNY Capital Markets, Inc.

ERS Financial Information Observations

 .	ERS has been unable to achieve significant revenue traction, with the Company's revenue for 2000 below 1996 levels.

REVENUE

1995 $2,973,000
1996 $5,002,000
1997 $1,972,000
1998 $3,764,000
1999 $4,631,000
2000 $4,582,000































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BNY Capital Markets, Inc.

ERS Financial Information Observations

 .	Gross profit margins have historically been negative, which
has led to the Company's inability to service its high level of debt and, subsequently, its restructuring in 1999 and 2000, and contemplated restructuring in 2001.


GROSS PROFIT

1995 ($1,140,000)
1996 ($1,202,000)
1997 ($1,727,000)
1998 ($4,331,000)
1999 ($2,404,000)
2000 ($  383,000)




























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BNY Capital Markets, Inc.

General Observations Regarding PSI

 .	In June 1994, PSI entered into a Contribution and Exchange
Agreement with Uniquest, Incorporated ("Uniquest"), a
Florida corporation, to acquire substantially all of the assets and technology and assume certain liabilities of Uniquest's Check Robot, Inc. and Infotronx subsidiaries.

 .	The Company's automated checkout machine ("ACM") is designed to reduce the cost of checkout transactions to supermarkets and increase shoppers' convenience by enabling shoppers to scan and bag their purchases with no (or limited) assistance from store personnel. PSI's products employ various aspects of bar code scanning technology and are designed to interface seamlessly with the host information systems used by most supermarkets.

 .	Over the past five years PSI has raised over $45 million
from investors including ERS, Canaan Partners and GE Capital
Equity Investments.

 .	PSI's customer base includes large supermarket retailers
such as A&P, Food Lion, Giant Eagle, Inc., Hannaford
Brothers, Marsh Supermarkets, Stop & Shop Supermarket
Company, Wal-Mart Stores, Weis Markets and Winn-Dixie
Stores.

 .	BNY's diligence at PSI and Optimal Robotics' installation
sites indicated strong customer acceptance for self checkout systems.

 .	PSC, Inc., a leading manufacturer and marketer of barcode
scanners, automatic data collection solutions and self-checkout systems, conducted a survey at Marketechnics, a recent trade show, which indicated a strong movement towards the installation of self-checkout systems in the grocery sector. Twenty-five percent of the 200 respondents plan to install a self-checkout system in the next year and another forty-three percent plan to begin evaluating a system.

 .	In a press release dated June 20, 2001, NCR Corporation
announced that it would install its self-checkout machines in approximately 1,300 Kmart Corporation store locations, by far the most significant commitment to self-checkout technology to date.


Confidential
BNY Capital Markets, Inc.

 .	PSI is a leading supplier of self service checkout solutions in the United States, with 63 installations in 2000.

 .	PSI is at the forefront of technology, recently introducing
three innovations in the prototype phase at MarkeTechnics
2001:
- Scan-and-bag short lane
- Handheld cashiers assistant terminal
- Biometric verification for check acceptance

 .	PSI has developed a strategic relationship with
International Business Machines Corporation ("IBM") whereby
IBM will market and distribute PSI's ACM and PSI will utilize IBM hardware in its products.

 .	PSI has sustained net losses and negative cash flows from
operations since its inception and requires additional capital to implement its business plan. PSI management believes PSI's commitment from its existing investors to fund up to $5.0 million in the form of a promissory note
(which has been fully funded) will not be sufficient for PSI to reach profitability. PSI has been in discussions with Silicon Valley Bank ("SVB") regarding a $3.0 million (with
$2.5 million of availability) revolving line of credit which the Company believes would allow PSI to reach profitability.
SVB has issued a term sheet and completed their due diligence of PSI and has begun the documentation process.

 .	In addition to the contemplated funding from SVB, PSI has
begun discussions with several potential equity sources to provide PSI with additional liquidity and growth capital.

 .	PSI's capital structure as of June 2001 consisted of the
following securities:
- Convertible Note (Convertible into Series C Preferred
Stock) with a liquidation value of approximately $5.7 million
- Promissory Note with a principal value of $5.0 million
- Series C Convertible Preferred Stock with a liquidation value of approximately $8.4 million
- Series B2 Convertible Preferred Stock with a liquidation value of approximately $20.0 million
- Series B1 Convertible Preferred Stock with a liquidation value of approximately $1.2 million

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BNY Capital Markets, Inc.

- Series A Preferred
- Common Shares
- Options and Warrants
- Milestone Warrants for up to 11% of the fully diluted shares outstanding with three tranches vesting upon PSI's enterprise value reaching $150 million, $200 million and $250 million.

 .	In the case of a liquidation event or sale of PSI, holders
of common equity securities do not receive any funds until the Convertible Notes, Promissory Notes and Preferred Stock
Series B1, B2 and C receive a total of approximately $40.4 million (as of June 2001, with the liquidation value increasing as dividends are paid in the form of additional shares) in proceeds.































Confidential
BNY Capital Markets, Inc.

PSI Financial Information Observations

 .	Revenue has grown steadily over the past five years due to
an increase in new store installations.

REVENUE


1995 $   837,997
1996 $ 1,185,843
1997 $ 1,347,275
1998 $ 5,215,673
1999 $ 5,960,821
2000 $ 7,628,388
2001 (Estimated)(1)					$30,989,850

























(1) 2001 revenue projections represent management's "best case" scenario.




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BNY Capital Markets, Inc.

PSI Financial Information Observations

 .	PSI has operated with negative cash flows since its
inception and has required significant equity investments from its investor base to maintain operations.

EBITDA


1995 ($ 2,672,585)
1996 ($ 2,632,309)
1997 ($ 3,827,529)
1998 ($ 7,163,312)
1999 ($12,824,010)
2000											($ 7,522,079)
			2001 Estimated(1)						($   928,640)























(1) 2001 EBITDA projections represent management's "best case" scenario.





Confidential

BNY Capital Markets, Inc.

Summary of Issues Regarding Fairness


To assess the fairness of the Transaction from a financial point of view, BNY considered, among other factors:

A. The fact that ERS is winding down its ESL business and does not have sufficient capital to complete this process

B.	The rights of the holders of ERS' 8% and 10% Senior Notes
including payment of interest

C.	The rights of holders of ERS' Series A-1 Preferred Stock
with respect to:
- Liquidation Preferences, and
- The ability to influence corporate actions

D.	The fact that PSI does not have sufficient capital to
execute its business plan

E.	Several valuation approaches:
 .   Discounted cash flow analysis
 .   Comparative transaction analysis
 .   Comparative company analysis

F. The value the public market has placed on ERS' common stock



















Confidential

BNY Capital Markets, Inc.

Stand-Alone Valuation of ERS

 .	In view of the Company's plans to wind down its ESL
business, all or substantially all of the value of ERS is represented by its investment in PSI.

 .	In valuing ERS' ownership interest in PSI, BNY considered
three valuation approaches: discounted cash flow ("DCF"), comparative transaction, and comparative public company and has concluded:
- The DCF methodology is not appropriate given the early stage of PSI's business and the difficulty in accurately projecting business results over a three-to five-year period. PSI management has not prepared projections beyond 2001.
- There are no directly comparative merger and acquisition transactions
- The comparative public company methodology is the most relevant to PSI

 .	BNY did not apply a control premium because the Investor
Group currently has effective control of the Company.
















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BNY Capital Markets, Inc.

Valuation of ERS

 .	In analyzing the effectiveness of the comparative public
company analysis, we considered the following aspects of PSI that could result in a discount to or premium on the value of Optimal:

- Reasons for Discount Value:
- Lack of profitability
- Small size relative to competitors as well as customers
- Limited business and poor financial track record
- Need for additional capital

- Reasons for Premium Value:
- None

























Confidential

BNY Capital Markets, Inc.

Comparative Transaction Approach
Selection Criteria


 .	We searched the Securities Data Corporation ("SDC") database as well as multiple public company information sources for transactions with a target using SIC codes of 3578
(Calculating and accounting equipment), and 7373 (Computer integrated systems designs), plus any additional companies specializing in self-service automated technology.

 .	Additional selection criteria included transactions
announced and completed after January 1, 1997, or announced since January 1, 2000.

 .	We identified fifteen companies that fit the above selection criteria. None were truly comparable to PSI, in that many of their products and services did not overlap with those provided by PSI.

 .	Median multiples to Enterprise Value were computed based on
Latest Twelve Months ("LTM") financial data available as of the date of announcement.





















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BNY Capital Markets, Inc.

Comparative Transaction Approach
Selected Comparable Transactions for PSI
($ in thousands)
																							Purchase Price as
																							   Multiple of:
											Acquirer				Purchase	Consid-			  LTM
Date		Target Company				Company				Price		eration	Sales	 EBITDA	EBIT
----		--------------				-------				--------	-------	-----	 ------	----
4/23/01	Breeze Software Pty.		Radiant Systems,	NA			  Cash	 NA		NA		NA
			  Limited					  Inc.
			Breeze provides point
			  of sales and manage-
			  ment systems to
			  retailers.

2/21/01	PSC, Inc./Quick Check	Hand Held			NA			  Cash	 NA		NA		NA
			  & Imager 8000 Product	  Products, Inc.
			  Lines
			PSC's Quick Check &
			  Imager 8000 product
			  lines provide veri-
			  fication solutions.

1/25/01	Indatec GmbH & Co. KG	Micros Systems,	NA			  Cash	 NA		NA		NA
			Indatec is a manu-		  Inc.
			  facturer of electronic
			  cash registers for
			  restaurants.

12/1/00	Telxon Corporation		Symbol Technolo-	$353,300.0 Stock	1.0x		NM		NM
			Telxon Corporation		  gies, Inc.
			  designs, manufacturers,
			  integrates, markets,
			  and supports trans-
			  action based mobile
			  information systems.

8/8/00	Hospitality Solutions,	Micros Systems,	$3,900.0	  Cash		NA		NA		NA
			  Inc./Hospitality		  Inc.
			  Division
			Hospitality Solutions
			  provides point of
			  service and enter-
			  prise systems for
			  restaurants.

7/14/00	Frontier Business			Micros Systems,	$1,900.0	  Cash		NA		NA		NA
			  Technologies, Inc.		  Inc.
			Frontier is a provider
			  of point of sale
  equipment to the
  restaurant and
			  hospitality industry.

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BNY Capital Markets, Inc.

Comparative Transaction Approach
Selected Comparable Transactions for PSI
($ in thousands)
																							Purchase Price as
																							   Multiple of:
											Acquirer				Purchase	Consid-			  LTM
Date		Target Company				Company				Price		eration	Sales	 EBITDA	EBIT
----		--------------				-------				--------	-------	-----	 ------	----
6/5/00	Research Computer			NCR Corporation	NA			 Stock	 NA		NA		NA
			  Services, Inc.
			Research Computer
			  Services, Inc. is a
			  leading provider of
			  point of sale soft-
			  ware for general
			  merchandise retailers.

1/20/00	Percon, Inc.				PSC, Inc.			$58,623.0 Cash &	 1.7x	  9.2X 11.2x
			  Percon is a manu-											 Debt
			  facturer of bar code
			  decoding computer
			  hardware and developer
			  of related software
			  used in point-of-sale
			  and point-of-service
			  applications.

12/29/99	Stanley Hayman & 			Micros Systems,	$5,000.0	 Cash			NA		NA		NA
			  Company, Inc./			  Inc.
			  Micros of South
			  Florida
			The Company is a value
			  added reseller and
			  systems integrator of
			  point of sale systems.

10/25/99	Procomp Amazonia In-		Diebold, Inc.		$222,300.0 Cash &		NA		NA		NA
			  dustria Electronica										  Stock
			  S.A.
			Procomp is a manu-
			  facturer and marketer
			  of innovative tech-
			  nical solutions, in-
			  cluding personal com-
			  puters, servers, soft-
			  ware, professional
			  services and retail
			  and banking automation
			  equipment.




Confidential
BNY Capital Markets, Inc.
       			  Comparative Transaction Approach
Selected Comparable Transactions for PSI
($ in thousands)
         																				Purchase Price as
																							   Multiple of:
											Acquirer				Purchase	Consid-			  LTM
Date		Target Company				Company				Price		eration	Sales	 EBITDA	EBIT
----		--------------				-------				--------	-------	-----	 ------	----
7/28/99	Pioneer Systems, Inc.	Diebold, Inc.		NA			 Undis-	 NA		NA		NA
			Pioneer specializes in										 closed
			  the development and
			  operation of campus
			  ID card related inter-
			  faces to financial
			  institutions.

6/2/99	Comware ATM Service		Diebold, Inc.		NA			 Undis-	 NA		NA		NA
			  Business														 closed
			Comware is a Bogota
			  based manufacturer
			  and servicer of ATM
			  machines.

11/11/98	Oy Finncoding AB			Symbol Technol-	NA			 Undis-	 NA		NA		NA
			Fincoding is the			  ogies, Inc.					 closed
			  largest supplier of
			  bar code technology,
			  mobile computing
			  and wireless local
			  area networking
			  communications
			  systems in Finland.

7/6/98	Ise Data AB					Symbol Technol-	$5,300.0  Undis-	0.5x(1)	NA		NA
			Ise Data is the largest	  ogies, Inc.					 closed
			  supplier of bar code
			  technology, mobile
			  computing and com-
			  muunications sytems
			  in Sweden.

1/28/98	Interbold(2)				Diebold, Inc.		$16,100.0 Undis-	0.3x		NA		NA
			Interbold is a joint											 closed
			  venture between
			  Diebold and IBM
			  formed to provide
			  self-service pro-
			  ducts for the
			  financial and other
			  industries.
																			Median	1.0x		NM		NM
(1) Ise Data AB's reported revenues of 79 million SEK in 1997. Multiple calculation assumes a currency conversion of 1 SEK = .12635 US dollars as of December 31, 1997
(2) Purchase Price for IBM's remaining 30% stake in Interbold

Source: Business descriptions from SEC filings, securities research reports and
  Bloomberg database
        																	Confidential
BNY Capital Markets, Inc.

Comparative Company Approach
 Methodology

 .	We searched multiple public company information sources
using SIC codes of 3578 (Calculating and accounting equipment), and 7373 (Computer integrated systems designs), plus any additional companies specializing in automated self-service technology.

 .	We then reviewed the SEC documents for comparative company
financial information.

 .	The resultant ten companies were utilized based on their
similarity to the core business of PSI.

 .	Enterprise Value, i.e. current stock price multiplied by
fully diluted shares outstanding (fully diluted shares outstanding based on the treasury method of accounting) plus debt, preferred securities and minority interests less cash and marketable securities was calculated, with Enterprise
Value multiples of revenue computed based on the latest twelve months ended December 31, 2000 ("LTM").

 .	Among the ten comparative companies for PSI, BNY made the
following observations:
? Only NCR Corporation, PSC, Inc., and Optimal market a competing product.
? We eliminated NCR Corporation because its self checkout machines generate revenue which is insignificant relative to its total revenue of $6.1 billion.
? We eliminated PSC, Inc. since they recently entered the self checkout market and will not have the capability to ship a product until late second quarter or early third quarter of 2001.
? We chose Optimal as the only truly comparable company to PSI. Optimal has products that directly compete with those of PSI and it has the same target market as PSI.
Optimal is the leader in the self checkout industry, has generated over five times more revenue than PSI in the latest twelve months, is better capitalized (Optimal has over $75.0 million in cash and no debt) and is profitable.



Confidential

BNY Capital Markets, Inc.

Comparative Company Approach
Comparative Company Descriptions: PSI
								 Enterprise		  LTM
								  Value			 EBITDA
Company								   (in			  (in
 Name						Ticker	 thousands)		thousands)	Description
--------					------	 ----------		----------	-----------
Adept	Technologies,	ADTK		 $85,478.0		($1,414.0)	Adept Technologies, Inc.
 Inc.	designs, manufactures, and
markets intelligent auto-
mation software and
hardware products. The
Company's products are used
by manufacturers in the
electronics, telecommuni-
cations, appliances,
pharmaceutical, food pro-
cessing, and automotive
components industries.

Diebold, Inc.	DBD	2,352,755.1	293,329.0	Diebold, Inc. provides
card based transaction
systems, security systems,
and service solutions to
the financial, education,
and healthcare industries.
The Company manufactures,
sells, installs, and
services automated self-
service transaction
systems, electronic and
physical security
products, software, and
integrated systems.

Micros Systems, Inc.	MCRS	   337,666.1	  3,341.0	Micros Systems, Inc.
designs, manufactures,
markets, and services
enterprise information
solutions for the global
hospitality industry.  The
Company's solutions
consist of application
specific software and
hardware systems,
supplemented by services.
The hospitality industry
includes lodging, table
service restaurants, quick
service restaurants, and
entertainment venues.


Confidential
BNY Capital Markets, Inc.

Comparative Company Approach
Comparative Company Descriptions: PSI
								 Enterprise		  LTM
								  Value			 EBITDA
Company								   (in			  (in
 Name						Ticker	 thousands)		thousands)	Description
--------					------	 ----------		----------	-----------
NCR Corporation	NCR	4,486,287.8	688,000.0	NCR Corporation and its
subsidiaries provide in-
formation technology hard-
ware, software, and
consulting and support
services. NCR also
develops, markets,
assembles, installs and
services automated self-
service transaction
systems designed for use
in retail point-of-sale
applications.  The Company
offers specific solutions
for the retail and
financial services
industries, as well as
provides solutions for the
communications, trans-
portation, insurance and
utilities industries,
consumer goods manu-
facturers, and government
utilities.

Optimal Robotics	OPMR	  431,742.8	  7,192.4	Optimal Robotics Cor-
  Corp				poration develops,
markets, assembles,
installs and services
automated self-service
transaction systems
designed for use in retail
point-of-sale
applications. The
Company's principal
product is the U-Scan
Express System, an auto-
mated self-service
checkout system initially
developed for use in
supermarkets.

PSC, Inc.	PSCX	  140,031.4	  14,114.0	PSC, Inc. manufactures and
markets bar code scanning
and automatic data
collection solutions.  The

CONFIDENTIAL
BNY Capital Markets, Inc.

Comparative Company Approach
Comparative Company Descriptions: PSI
								 Enterprise		  LTM
								  Value			 EBITDA
Company								   (in			  (in
 Name						Ticker	 thousands)		thousands)	Description
--------					------	 ----------		----------	-----------
				Company's products include
bar code scanners, bar
code engines, verifiers,
integrated sortation,
point of sale scanning,
and automated dimensional
systems.  PSC also
develops, markets,
assembles, installs and
services automated self-
service transaction
systems designed for use
in retail point-of-sale
applications. PSC sells
its products to the
retail, manufacturing,
transportation, and
distribution industries.

Radiant Systems,	RADS	  410,387.0	  12,0160.0	Radiant Systems, Inc.
 Inc.				provides enterprise-wide
technology solutions to
the retail industry. The
Company offers fully
integrated retail auto-
mation solutions, in-
cluding point of sale
systems, consumer acti-
vated ordering systems,
back office management
systems, and headquarters
based management systems.
Radiant also offers system
planning and design
services.

Scansource, Inc.	SCSC	   343,179.1	  33,627.0	ScanSource, Inc. is a
value-added wholesale
distributor of speciality
technology products to the
reseller market. The
Company provides automatic
identification and point-
of-sale products, as well
as telephony and computer


CONFIDENTIAL
BNY Capital Markets, Inc.

Comparative Company Approach
Comparative Company Descriptions: PSI
								 Enterprise		  LTM
								  Value			 EBITDA
Company								   (in			  (in
 Name						Ticker	 thousands)		thousands)	Description
--------					------	 ----------		----------	-----------
				telephony integration
products. ScanSource
distributes its products
in the United States and
internationally.

Symbol Technologies,	SBL	5,665,162.9	 171,276.0	Symbol Technologies, Inc.
 Inc.				manufactures, sells, and
services scanner integrated
mobile and wireless infor-
mation management systems
that consist of mobile
computing devices, wireless
local area networks, bar code
reading devices, network
devices, peripheral devices,
soft-ware and programming
tools. Symbol provides
solutions to customer
specific needs in information
transactions.

Zamba Corporation	ZMBA	  31,274.1	   741.0	Zamba Corporation delivers
customer care systems
integration.  The Company
provides sales force
automation, marketing auto-
mation, automated field
service and sales, and call
centers.  Zamba offers its
services to businesses across
the United States.


Source: Business descriptions from SEC filings, securities research reports and
		  Bloomberg database.










CONFIDENTIAL

BNY Capital Markets, Inc.

Comparative Company Approach
Comparative Company Analysis as of June 29, 2001: PSI
									Share			  52 week		Equity		Net		  Enterprise
Company				 Symbol	Price(1)	 High		 Low	 	  MV			Debt		    Value
-------				 ------	--------	 ----		 ----	   ------		----		  ----------
Adept Technology,
  Inc. (2) 		 ADTK		$ 8.64	 $58.19	 $7.45	$ 115,181.0	($29.703.0) $  85,478.0

Diebold, Inc.(3)	 DBD		 31.89	  36.38	 22.94	2,289,321.1	  63,434.0	2,352,755.1

Micros Systems,
  Inc.(4)			 MCRS		 19.60	  27.00	 14.00	  344,088.1	  (6,422.0)	  337.666.1

NCR Corporation(5) NCR		 47.19	  53.69	 32.38	4,657,287.8	(171,000.0)	4,486,287.8

Optimal Robotics
  Corp				 OPMR		 33.51	  42.00	 23.00	  507,643.5  (75,900.7)	  431,742.8

PSC, Inc.(6)		 PSCX		  1.09	   8.38	  0.50	   13,554.4	 126,477.0	  140,031.4

Radiant Systems,
  Inc.(7)			 RADS		 15.98	  29.13	 10.56	  456,719.0	 (46,332.0)	  410,387.0

ScanSource, Inc.	 SCSC		 52.43	  72.56	 27.19	  315,816.1	  27,363.0	  343,179.1

Symbol Technolo-
  gies, Inc.(8)	 SBL		 23.22	  38.63	 17.08	5,447,968.9	 217,194.0	5,665,162.9

Zamba Corpor-
 Ation(9)			 ZMBA		  1.02		7.34	  0.73	   33,022.1	  (1,748.0)	   31,274.1

Multiples based on Projected Financials:
---------------------------------------
Optimal Robotics
  Corp				 OPMR		$33.51	 $42.00	$23.00	 $507,643.5 ($75,900.7)	 $431,742.8

Notes:
(1) Share prices reflect a 20 day trading average.
(2) Financials exclude $1.0 million for merger related charges.
(3) Financials exclude realignment charges of $21 million and other special charges of $4 million.
(4) Financials exclude $1.0 million for charges associated with the termination of the 3400 Product Line.
(5) Financials exclude $52 million for restructuring costs, $25 million for in-process R&D, $39 million for write down of Credit Card Center, and $2 million for integration costs associated with the 4Front merger.
(6) Financials are Pro Forma for the Percon Acquisition and exclude $8.9 million for loss on asset write-downs, $7.4 million for severance and other costs, $2.8 million for loss on royalty settlement, $.96 million for merger related costs, and $1.8 million for legal fees.
(7) Financials excludes $1.0 million for charges associated with the closing of Hillsboro, Oregon and Pleasanton, California Plants.
(8) Financials exclude $30 million for restructuring costs, $88 million for in-process R&D, and $40 million for merger integration costs.
(9) Financials exclude $.75 million for restructuring costs.
        																	CONFIDENTIAL

BNY Capital Markets, Inc.

Comparative Company Approach
Comparative Company Analysis as of June 29, 2001: PSI
(Continued)
							 LTM			 LTM			LTM			Enterprise Value Multiples of:
Company				  Revenues		EBITDA		EBIT			 Rev		EBITDA		 EBIT
-------				  --------		------		----			------	------		--------
Adept Technology,
  Inc. (2) 	 		  $ 107,626.0	($1,414.0)	($10,652.0)	 0.79x		NM				NM

Diebold, Inc.(3)	  1,782,870.0	293,329.0	 218,411.0	 1.32		  8.0			 10.8

Micros Systems,
  Inc.(4)			    312,762.0	  3,341.0	( 12,444.0)	 1.08			NM				NM

NCR Corporation(5)  6,080,000.0	668,000.0	 296,000.0	 0.74		  6.7			 15.2

Optimal Robotics
  Corp					  68,574.3	  7,192.4	   6,183.3	 6.30		 60.0			 69.8

PSC, Inc.(6)			 229,918.0	 14,114.0	  (4,170.0)	 0.61		  9.9			 	NM

Radiant Systems,
  Inc.(7)				 129,625.0	 12,016.0		1,182.0	 3.17		 34.2				NM

ScanSource, Inc.		 607,641.0	 33,627.0	  29,509.0	 0.56		 10.2			 11.6

Symbol Technolo-
  gies, Inc.(8)	  1,579,644.0	171,276.0	  86,315.0	 3.59		 33.1			 65.6

Zamba Corpor-
 Ation(9)			     45,333.0	    741.0	  (2,280.0)	 0.69		 42.2			  	NM

																Mean		 1.88x	 25.5x	  	 34.6x

																Median	 0.94		 21.6			 15.2
Multiples based on Projected Financials:
---------------------------------------
Optimal Robotics
  Corp				   $93,492.0	 $18,791.0	 $16,291.0	 4.62x	 23.0x		 26.5x
Notes:
(1) Share prices reflect a 20 day trading average.
(2) Financials exclude $1.0 million for merger related charges.
(3) Financials exclude realignment charges of $21 million and other special charges of $4 million.
(4) Financials exclude $1.0 million for charges associated with the termination of the 3400 Product Line.
(5) Financials exclude $52 million for restructuring costs, $25 million for in-process R&D, $39 million for write down of Credit Card Center, and $2 million for integration costs associated with the 4Front merger.
(6) Financials are Pro Forma for the Percon Acquisition and exclude $8.9 million for loss on asset write-downs, $7.4 million for severance and other costs, $2.8 million for loss on royalty settlement, $.96 million for merger related costs, and $1.8 million for legal fees.

CONFIDENTIAL

BNY Capital Markets, Inc.


(7) Financials excludes $1.0 million for charges associated with the closing of Hillsboro, Oregon and Pleasanton, California Plants.
(8) Financials exclude $30 million for restructuring costs, $88 million for in-process R&D, and $40 million for merger integration costs.
(9) Financials exclude $.75 million for restructuring costs.
















































CONFIDENTIAL

BNY Capital Markets, Inc.

Comparative Company Approach
 Implied Value of ERS and PSI Based on Comparative
Data

Methodology:

 .	BNY reviewed ERS and PSI's historical financial results as
well as PSI management's 2001 "Worst Case" scenario of 204 store installations and "Best Case" scenario of 239 store installations.

 .	We computed an implied enterprise value for PSI by applying:
- A multiple range of 2.5x - 3.8x (representing a 40.0% to
60.0% discount to Optimal Robotics' LTM revenue multiple of 6.3x) to PSI's LTM revenue (attached as Appendix I)
- A multiple range of 1.9x - 2.8x (representing a 40.0% to
60.0% discount to Optimal Robotics' 2001 projected revenue multiple of 4.6x) to PSI's 2001 projected revenue utilizing management's Worst Case and Best Case Scenarios
(attached as Appendicies A-II and A-III)

 .	BNY made the following adjustments to PSI's enterprise
valuation range to reach a common equity value:
? Subtracted $5.0 million in promissory notes outstanding
? Subtracted approximately $5.7 million in convertible notes outstanding
? Subtracted $2.5 million for PSI's contemplated line of credit with SVB (based on the proposed term sheet)
? Subtracted approximately $29.7 million liquidation value for Series B1, B2 and C Preferred Stock













CONFIDENTIAL

 BNY Capital Markets, Inc.

 Comparative Company Approach
Implied Value of ERS and PSI Based on Comparative
Data

 .	To calculate the value of ERS' ownership interest in PSI,
BNY multiplied ERS' approximately 38.4% ownership interest in PSI by PSI's common equity value and made the following adjustments:
? Added approximately $7.0 million in liquidation value for ERS' ownership of PSI's Series C Preferred Stock and
Convertible Notes
? Added approximately $2.5 million in principal value for ERS' ownership of PSI's promissory notes
? Subtracted approximately $5.3 million in Senior Secured
Notes (based on the term sheet between Holdco and MacKay
Shields, LLC as previously described)
? Subtracted approximately $4.0 million in liquidation value for ERS' Series A-1 Preferred Stock outstanding
? Subtracted $1.5 million in estimated expenses above ERS' cash balance to wind down the ESL business
? Divided by the number of common shares outstanding plus options and warrants (based on the treasury method of accounting) plus an additional 5% of shares intended to be issued to Senior Secured Noteholders as part of the debt restructuring
? ERS' milestone warrants for up to an additional 11% ownership interest in PSI were not included in the calculation due to PSI's enterprise value being significantly below the $150 million, $200 million and $250 million thresholds required for vesting, and the milestone warrants only having a remaining life of 1.6 years.












CONFIDENTIAL


BNY Capital Markets, Inc.

Comparative Company Approach
ERS' Valuation Based on PSI Valuation Scenarios


 .	The following table presents the range of values for ERS'
Common Shares obtained by applying the foregoing methodology:

Common Share - Valuation Table(1)

							 Management
					--------------------------						Weighted
	Discount	"Worst Case"		"Best Case"		LTM(2)		Average(3)
	--------	------------		-----------		------		----------

	60.0%			$0.06				$0.19			$0.00			$0.08
	55.0%			$0.17				$0.31			$0.00			$0.16
	50.0%			$0.27				$0.43			$0.00			$0.23
	45.0%			$0.38				$0.55			$0.00			$0.31
	40.0%			$0.49				$0.67			$0.03			$0.40

(1) Negative values are shown as $0.00.
(2) Latest twelve months of actual results.
(3) Weights each of "worst case", "best case" and LTM 33.3%




















CONFIDENTIAL

BNY Capital Markets, Inc.

Premium Analysis


 .	The following table presents the premium Holdco is offering
ERS common shareholders versus the median premium paid by acquirors in the first quarter of 2001.

													1 Day		1 Week		1 Month
													-----		------		-------
	Offer Premium to ERS'
	  Common Shares						100.0%		116.7%		116.7%
	Mergerstat Control Premium
	  Study (1)								 26.8%		 35.6%		 32.5%


(1) Represents the median control premium for domestic transactions close din the first quarter of 2001.



























CONFIDENTIAL

BNY Capital Markets, Inc.

Valuation
Potential Areas for Concern

 .	ERS estimates it requires approximately $1.5 million in
additional funding to wind down the ESL business.

 .	PSI may be unable to attain pro forma profitability and/or
meet the projections utilized in the comparative company analysis due to a combination of:

(i) inability to obtain additional financing;

(ii) competition from larger, better capitalized companies;

(iii) inability to receive orders from large supermarkets;
and

(iv) pricing pressure.


























CONFIDENTIAL

BNY Capital Markets, Inc.

Valuation Conclusion

 .	After considering the appropriateness of each of the
valuation approaches used in this analysis, BNY determined a range of values for ERS.

 .	BNY did not apply a control premium because the Investor
Group currently has effective control of the Company.

 .	The DCF methodology was not considered due to PSI's early
stage and difficulty in accurately projecting results over a three-to five-year period. PSI management has not prepared projections beyond 2001.

 .	The comparative transaction approach was ultimately
eliminated from the final valuation, as too few companies were similar enough to PSI's automated checkout business to justify their comparison on a trading basis.

 .	The remaining comparative company valuation approach was
utilized to determine the following range of values for ERS'
Common Shares:

	Comparative Public
	Company Methodology					Valuation Range
	-------------------					---------------
	Value Per Common Shares			$.08 - $.40


 .	The $.26 per share cash offer of the Investor Group is above the mid-point of the valuation range.













CONFIDENTIAL

BNY Capital Markets, Inc.

APPENDIX A

I. Valuation Analysis - Utilizing PSI's Financial
Results for the Latest Twelve Months Ended
March 31, 2001
PSI Revenue for the Latest
 Twelve Months Ended
 March 31, 2001				$12,746,848	$12,746,848	$12,746,848	$12,746,848	$12,746,848
Optimal Robotics
 Corporation's LTM
 Revenue Multiple(1) 		      6.30x			6.30x			6.30x		 	6.30x			6.30x
 % Discount to Optimal's
   Multiple							   60.0%			55.0%			50.0%		 	45.0%			40.0%
PSI Multiple							2.52x			2.84x			3.15x			3.47x			3.78x
									-----------	-----------	-----------	-----------	-----------
Enterprise Value				$32,122,057	$36,137,314	$40,152,571	$44,167,828	$48,183,085
Less: Promissory Notes(2)    5,000,000	  5,000,000	  5,000,000	  5,000,000	  5,000,000
Less: Convertible Notes	     5,653,256	  5,653,256	  5,653,256	  5,653,256	  5,653,256
Less: Silicon Valley
      Bank Line(3)			  2,500,000	  2,500,000	  2,500,000	  2,500,000	  2,500,000
Less: Participating
Preferred Liq. Value 29,728,097	 29,728,097	 29,728,097	 29,728,097	 29,728,097
Plus: Cash						         0	          0	          0	          0	          0
									----------	-----------	-----------	-----------	-----------
PSI Common Equity Value	  -$10,759,296	-$6,744,039	-$2,728,782	$ 1,286,475	$ 5,301,732
ERS' Common Equity Owner-
ship Percentage(3)		      38.4%	      38.4%	      38.4%	      38.4%	      38.4%
									----------	-----------	-----------	-----------	-----------
ERS' Common Share Value					$0				$0				$0	   $494,354	 $2,037,298
Plus: Participating
 Preferred Liquidation
 Value (4)					  4,877,200	  5,672,552	  6,467,905	  7,008,429	  7,008,429
Plus: Principal Value of
 ERS Promissory Note(2)	  2,500,000	  2,500,000	  2,500,000	  2,500,000	  2,500,000
									----------	-----------	-----------	-----------	-----------
ERS' Value in PSI				$ 7,377,200	 $8,172,552	 $8,967,905 $10,002,783 $11,545,727
Plus: Estimated Cash
 Balance as of
 May 31, 2001							 0				 0				 0				 0				 0
Less: ERS Debt Including
 Accrued Interest(5)		  5,337,500	  5,337,500	  5,337,500	  5,337,500	  5,337,500
Less: Preferred Liquidation
 Preference					  3,998,500	  3,998,500	  3,998,500	  3,998,500	  3,998,500
Less: Additional Cost to
 Wind Down ESL Business	  1,500,000	  1,500,000	  1,500,000	  1,500,000	  1,500,000
									----------	-----------	-----------	-----------	-----------
ERS' Total Common Equity
 Value						-$3,458,800	-$2,663,448	-$1,868,095	  -$833,217	   $709,727
Fully Diluted Shares
 Outstanding(6)		    22,614,646	 22,614,646	 22,614,646	 22,614,646	 22,614,646
Price Per Share					  -$0.15		  -$0.12		  -$0.08		  -$0.04		   $0.03

CONFIDENTIAL
BNY Capital Markets, Inc.

(1) Optimal Robotics Corporation's revenue multiple is calculated utilizing a 20 day average price per share.
(2) The model assumes PSI's promissory notes are not converted to equity and are repaid by PSI.
(3) The proposed bank line with Silicon Valley Bank is currently in documentation and the analysis assumes the transaction closes under the terms outlined in the term sheet. Fully diluted shares include 20,216 warrants to purchase Series C Convertible Preferred Stock expected to be issued to Silicon Valley Bank.
(4)	Participating preferred liquidation value includes ERS' ownership in
PSI's Series C Preferred Stock and Convertible Notes (convertible into Series C Preferred Stock). If PSI's enterprise value is less than its liabilities plus liquidation preferences, then the value of ERS' participating preferred is calculated by taking its prorata interest in the value of PSI net of the promissory notes and the Silicon Valley line of credit.
(5)	The analysis assumes holders of ERS' Senior Secured Notes accept
Systems Holding, Inc's 'offer to purchase the Senior Secured Notes for
$500, in cash, per $1,000 principal amount plus 50% of accrued and unpaid interest and 5.0% of the fully diluted shares of ERS.
(6)	Fully diluted shares include common shares expected to be issued to
ERS bondholders.










CONFIDENTIAL



BNY Capital Markets, Inc.

II. Valuation Analysis - Utilizing Management's "Worst Case"
Scenario
Management Worst Case 2001
 Projected Revenue for PSI	$27,045,923	$27,045,923	$27,045,923	$27,045,923	$27,045,923
Optimal Robotics
 Corporation's 2001
 Revenue Multiple(1)			      4.62x	      4.62x	      4.62x	      4.62x		   4.62x
 % Discount to Optimal's
   Multiple							   60.0%		   55.0%		   50.0%		   45.0%		   40.0%
PSI Multiple							1.85x			2.08x			2.31x			2.54x			2.77x
									----------	-----------	-----------	-----------	-----------
Enterprise Value				$49,980,866	$56,228,475	$62,476,083	$68,723,691	$74,971,299
Less: Promissory Notes(2)    5,000,000	  5,000,000	  5,000,000	  5,000,000	  5,000,000
Less: Convertible Notes	     5,653,256	  5,653,256	  5,653,256	  5,653,256	  5,653,256
Less: Silicon Valley
      Bank Line(3)			  2,500,000	  2,500,000	  2,500,000	  2,500,000	  2,500,000
Less: Participating
Preferred Liq. Value  29,728,097	 29,728,097	 29,728,097	 29,728,097	 29,728,097
Plus: Cash						          0	          0	          0	          0	          0
									----------	-----------	-----------	-----------	-----------
PSI Common Equity Value		 $7,099,513	$13,347,122	$19,594,730	$25,842,338	$32,089,947
ERS' Common Equity Owner-
ship Percentage(3)		      38.4%	      38.4%	      38.4%	      38.4%	      38.4%
									----------	-----------	-----------	-----------	-----------
ERS' Common Share Value		 $2,728,132	 $5,128,902	 $7,529,673	 $9,930,443	$12,331,213
Plus: Participating
 Preferred Liquidation
 Value (4)					  7,008,429	  7,008,429	  7,008,429	  7,008,429	  7,008,429
Plus: Principal Value of
 ERS Promissory Note(2)	  2,500,000	  2,500,000	  2,500,000	  2,500,000	  2,500,000
									----------	-----------	-----------	-----------	-----------
ERS' Value in PSI				$12,236,561	$14,637,331 $17,038,101 $19,438,872 $21,839,642
Plus: Estimated Cash
 Balance as of
 May 31, 2001							 0				 0				 0				 0				 0
Less: ERS Debt Including
 Accrued Interest(5)		  5,337,500	  5,337,500	  5,337,500	  5,337,500	  5,337,500
Less: Preferred Liquidation
 Preference					  3,998,500	  3,998,500	  3,998,500	  3,998,500	  3,998,500
Less: Additional Cost to
 Wind Down ESL Business	  1,500,000	  1,500,000	  1,500,000	  1,500,000	  1,500,000
									----------	-----------	-----------	-----------	-----------
ERS' Total Common Equity
 Value						 $1,400,561	 $3,801,331	 $6,202,101	 $8,602,872 $11,003,642
Fully Diluted Shares
 Outstanding(6)		    22,614,646	 22,614,646	 22,614,646	 22,614,646	 22,614,646
Price Per Share					   $0.06		   $0.17		   $0.27		   $0.38		   $0.49

(1) Optimal Robotics Corporation's revenue multiple is calculated utilizing a 20 day average price per share.
(2) The model assumes PSI's promissory notes are not converted to equity and are repaid by PSI.


CONFIDENTIAL

BNY Capital Markets, Inc.

(3) The proposed bank line with Silicon Valley Bank is currently in documentation and the analysis assumes the transaction closes under the terms outlined in the term sheet. Fully diluted shares include 20,216 warrants to purchase Series C Convertible Preferred Stock expected to be issued to Silicon Valley Bank.
(4)	Participating preferred liquidation value includes ERS' ownership in
PSI's Series C Preferred Stock and Convertible Notes (convertible into Series C Preferred Stock). If PSI's enterprise value is less than its liabilities plus liquidation preferences, then the value of ERS' participating preferred is calculated by taking its prorata interest in the value of PSI net of the promissory notes and the Silicon Valley line of credit.
(5)	The analysis assumes holders of ERS' Senior Secured Notes accept
Systems Holding, Inc's 'offer to purchase the Senior Secured Notes for
$500, in cash, per $1,000 principal amount plus 50% of accrued and unpaid interest and 5.0% of the fully diluted shares of ERS.
(6)	Fully diluted shares include common shares expected to be issued to
ERS bondholders.




BNY Capital Markets, Inc.

II. Valuation Analysis - Utilizing Management's "Best Case"
Scenario
Management Best Case 2001
 Projected Revenue for PSI	$30,989,850	$30,989,850	$30,989,850	$30,989,850	$30,989,850
Optimal Robotics
 Corporation's 2001
 Revenue Multiple(1)			      4.62x	      4.62x	      4.62x	      4.62x		   4.62x
 % Discount to Optimal's
   Multiple							   60.0%		   55.0%		   50.0%		   45.0%		   40.0%
PSI Multiple							1.85x			2.08x			2.31x			2.54x			2.77x
									----------	-----------	-----------	-----------	-----------
Enterprise Value				$57,269,243	$64,427,898	$71,586,554	$78,745,209	$85,903,864
Less: Promissory Notes(2)    5,000,000	  5,000,000	  5,000,000	  5,000,000	  5,000,000
Less: Convertible Notes	     5,653,256	  5,653,256	  5,653,256	  5,653,256	  5,653,256
Less: Silicon Valley
      Bank Line(3)			  2,500,000	  2,500,000	  2,500,000	  2,500,000	  2,500,000
Less: Participating
Preferred Liq. Value  29,728,097	 29,728,097	 29,728,097	 29,728,097	 29,728,097
Plus: Cash						          0	          0	          0	          0	          0
									----------	-----------	-----------	-----------	-----------
PSI Common Equity Value		$14,387,890	$21,546,545	$28,705,201	$35,863,856	$43,022,511
ERS' Common Equity Owner-
ship Percentage(3)		      38.4%	      38.4%	      38.4%	      38.4%	      38.4%
									----------	-----------	-----------	-----------	-----------
ERS' Common Share Value		 $5,528,839	 $8,279,697	$11,030,556	$13,781,414	$16,532,273
Plus: Participating
 Preferred Liquidation
 Value (4)					  7,008,429	  7,008,429	  7,008,429	  7,008,429	  7,008,429
Plus: Principal Value of
 ERS Promissory Note(2)	  2,500,000	  2,500,000	  2,500,000	  2,500,000	  2,500,000
									----------	-----------	-----------	-----------	-----------
ERS' Value in PSI				$15,037,267	$17,788,126 $20,538,985 $23,289,843 $26,040,702
Plus: Estimated Cash
 Balance as of
 May 31, 2001							 0				 0				 0				 0				 0
Less: ERS Debt Including
 Accrued Interest(5)		  5,337,500	  5,337,500	  5,337,500	  5,337,500	  5,337,500
Less: Preferred Liquidation
 Preference					  3,998,500	  3,998,500	  3,998,500	  3,998,500	  3,998,500
Less: Additional Cost to
 Wind Down ESL Business	  1,500,000	  1,500,000	  1,500,000	  1,500,000	  1,500,000
									----------	-----------	-----------	-----------	-----------
ERS' Total Common Equity
 Value						 $4,201,267	 $6,952,126	 $9,702,985	$12,453,843 $15,204,702
Fully Diluted Shares
 Outstanding(6)		    22,614,646	 22,614,646	 22,614,646	 22,614,646	 22,614,646
Price Per Share					   $0.19		   $0.31		   $0.43		   $0.55		   $0.67

(1) Optimal Robotics Corporation's revenue multiple is calculated utilizing a 20 day average price per share.
(2) The model assumes PSI's promissory notes are not converted to equity and are repaid by PSI.


CONFIDENTIAL

BNY Capital Markets, Inc.

(3) The proposed bank line with Silicon Valley Bank is currently in documentation and the analysis assumes the transaction closes under the terms outlined in the term sheet. Fully diluted shares include 20,216 warrants to purchase Series C Convertible Preferred Stock expected to be issued to Silicon Valley Bank.
(4)	Participating preferred liquidation value includes ERS' ownership in
PSI's Series C Preferred Stock and Convertible Notes (convertible into Series C Preferred Stock). If PSI's enterprise value is less than its liabilities plus liquidation preferences, then the value of ERS' participating preferred is calculated by taking its prorata interest in the value of PSI net of the promissory notes and the Silicon Valley line of credit.
(5)	The analysis assumes holders of ERS' Senior Secured Notes accept
Systems Holding, Inc's 'offer to purchase the Senior Secured Notes for
$500, in cash, per $1,000 principal amount plus 50% of accrued and unpaid interest and 5.0% of the fully diluted shares of ERS.
(6)	Fully diluted shares include common shares expected to be issued to
ERS bondholders.





































CONFIDENTIAL


ii
Datapoint Corporation		Confidential
	Confidential